IES HOLDINGS, INC.
2025 SUPPLEMENTARY SHORT TERM INCENTIVE PLAN
PLAN DOCUMENT
Effective November 21, 2024, the following 2025 Supplementary Short Term Incentive Plan (the “SSTIP”) was approved by the Human Resources and Compensation Committee (the “Committee” of IES Holdings, Inc. (the “Company”) in order to incentivize performance by certain key Company executives (the “Participants”), while promoting and retention of those individuals and their alignment with the long-term strategic and financial goals of the Company.
The SSTIP provides for an incentive compensation pool (the “Pool”) for Participants, based on specified performance criteria. The Pool for fiscal year 2025 shall equal 1% of the Company’s reported NIBT for fiscal year 2025 in excess of 62.5% of the Company’s target NIBT for fiscal year 2025 and an additional 1.5% of the Company’s reported NIBT for fiscal year 2025 in excess of 100% of the Company’s target NIBT for fiscal year 2025. The maximum amount payable to a Participant under the SSTIP shall equal $7,500,000.
Company’s reported NIBT for fiscal year 2025 is defined as Comprehensive Income Attributable to the Company for fiscal year 2025 before provision for income taxes and excluding employee stock compensation expense, as determined by the Committee.
Company’s target NIBT for fiscal year 2025 is defined as $296,080,000.
The Pool shall be allocated according to the percentages below for the Participants specified below.

Allocation
Participant	Pool Allocation Percentage
President and COO	100%

The Committee shall have full power and authority to administer and interpret the SSTIP and to adopt or establish such rules, agreements, guidelines, procedures and instruments, which are not contrary to the terms of the SSTIP and which, in its opinion, may be necessary or advisable for the administration and operation of the SSTIP. The Committee’s interpretations of the SSTIP, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its subsidiaries and any Participant in the SSTIP.
Notwithstanding any other provisions herein, any compensation payable pursuant to the SSTIP that is subject to recovery under the Company’s Incentive Award Recoupment Policy, as amended from time to time, or any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Incentive Award Recoupment Policy, law, government regulation or stock exchange listing requirement (or any other policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
The Committee may, in its sole discretion, terminate the SSTIP or adopt any amendment to the SSTIP, in each case as it deems appropriate and advisable in accordance with applicable law and regulation.
IN WITNESS WHEREOF, the Company has adopted this SSTIP, effective as of November 21, 2024.

                  IES HOLDINGS, INC.

                  By:     /s/ Mary Newman

                  Title:     General Counsel and Corporate Secretary